Exhibit 99.1
NEWS RELEASE	CONTACT: Jason Korstange (952) 745-2755 http://ir.tcfbank.com
FOR IMMEDIATE RELEASE
200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces Redemption of Trust Preferred Securities

WAYZATA, MN, June 25, 2012 – TCF Financial Corporation (NYSE: TCB) (“TCF”) today announced that it has submitted a redemption notice to the property trustee for full redemption of $115 million of the 10.75% TCF Capital I (NYSE: TCB.A) trust preferred securities.  The determination to redeem the trust preferred securities follows a notice of proposed rulemaking, approved for publication in the Federal Register by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) on June 7, 2012, which would phase-out the Tier 1 capital treatment of the trust preferred securities.  TCF has determined that the Federal Reserve’s approval for publication of the notice of proposed rulemaking constituted a “capital treatment event” (as defined in the indenture governing the trust preferred securities), which allows TCF to redeem the trust preferred securities.

The trust preferred securities will be redeemed on July 30, 2012 at the redemption price of $25.00 per trust preferred security plus accumulated and unpaid distributions to the redemption date.  The redemption will be funded with a portion of TCF’s net proceeds from its public offering of depositary shares, each representing 1/1,000th interest in a share of Series A Non-Cumulative Perpetual Preferred Stock, which closed on June 25, 2012.

The paying agent for redemption is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890.

About TCF Financial Corporation

TCF is a Wayzata, Minnesota-based national bank holding company with $17.8 billion in total assets at March 31, 2012. The company has over 430 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF also conducts commercial leasing and equipment finance business and leverage lending in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in over 30 states.  For more information about TCF, please visit http://ir.tcfbank.com.

Safe Harbor for Forward-Looking Information

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.